EXHIBIT 10.14
[LETTERHEAD OF IMPAX LABORATORIES, INC.]
November 12, 2008
Mr. Christopher Mengler

OFFER OF EMPLOYMENT
Dear Chris,
This letter constitutes an offer of employment for you to join Impax Laboratories, Inc. (IMPAX) as the President, Generic Products Division (Global Pharmaceuticals). In this position you will report to Larry Hsu, PhD., President and CEO. You will be based out of our Chalfont, PA office.
In this position your salary will be $17,115.40 paid biweekly ($445,000.00 annually). You will be eligible to participate in the Corporate Management Bonus Program. The target bonus eligibility for this position is 75% of base salary. This bonus may be prorated for 2009 depending on your start date.
You will also receive, pending Shareholder and Board of Director approval, an option to purchase 75,000 shares of IMPAX stock, plus 30,000 Restricted Stock Units. The shares you will be given the opportunity to purchase will vest in accordance with the normal vesting schedule of 25% per year, so long as you remain employed by the Company. However, the grant of such option by the Company is subject to Shareholder and Board approval to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company’s Board of Directors.
In addition, you will receive a one time hiring bonus of $75,000.00 (less applicable taxes) to be paid as follows: $37,500.00 after thirty (30) days of employment, $37,500.00 on the first payroll date following your one-year anniversary date with the Company. Should your employment with IMPAX be terminated voluntarily or for cause, within a one-year period of your hire date, the first payment of the hiring bonus shall be recovered in full. Should your employment with IMPAX be terminated voluntarily or for cause, within the second year period of your hire date, the second payment of the hiring bonus shall be recovered in full. Your employment start with IMPAX will be no later than Monday, January 30, 2009, unless a different date is mutually agreed between you and the Company. Please confirm your start date with the Company as soon as possible and report for New Hire Orientation at 8:00 am in our Chalfont location on your first day.
You will be eligible to participate in the medical and dental insurance coverage provided by the company the first of the month following one month of employment. You will be eligible for these benefits on March 1, 2009, assuming the start date indicated above. You will be eligible to participate in the Company’s group term life, and group long-term and short-term disability coverage the first of the month following three months of employment. You will be eligible to participate in the 401K Plan on April 1, 2009, assuming the start date indicated above. This is the first of the quarter following one month of employment. You will also be eligible to participate in the Executive Non Qualified Deferred Compensation Plan on your hire date. You will also receive sixteen (16) days of Paid Time Off (PTO) that accrue on a weekly basis. Paid Time Off (PTO) can not be used until it is earned.

You will be entitled to participate in or receive benefits under any other employee benefit plan made available by the company in the future to its employees subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans.
Please note that this employment offer is contingent upon a successful completion of a drug test, background check and credit check paid by the Company. We utilize the services of the Frankford Hospital WorkHealth Clinics for drug testing. You must contact them directly to schedule an appointment. Please do so within 48 hours of your signed acceptance of this letter. You may use any one of the Frankford WorkHealth Clinic sites. Information regarding drug testing locations is enclosed. An Authorization Form (enclosed) and picture ID are required for testing. A positive result will mandate the rescission of this offer.
To comply with the Department of Justice Immigration and Control Act, you will need to provide documentation that supports employment eligibility within the United States. Please bring your documentation with you on your Orientation Day. If you would like a list of acceptable documents, please contact Human Resources. Please bring a voided check or savings account document if you are interested in Payroll Direct Deposit.
Please note that your employment is at will. Accordingly, either you or the company can terminate the employment relationship at any time, with our without advance notice. This offer does not constitute any promise or obligation of any duration of employment nor severance package. If this offer is acceptable, please return the signed original document to Human Resources by confidential fax at 215-933-0330.
Chris, we believe that you will contribute to the company’s overall success and that IMPAX will provide you the career environment and opportunities that you seek. We look forward to your joining the IMPAX team. If you have any questions please contact Human Resources at 215-933-0357.
Sincerely,

/s/ Paul R. Ulatoski
Paul R. Ulatoski
Vice President Human Resources
Impax Laboratories, Inc.

CC: Larry Hsu

Accepted by:

/s/ Christopher Mengler	Date: 29 – DEC – 08

Christopher Mengler